Exhibit 99

Heinz Reports 5.8% Organic Sales Growth, and a 22.5% Increase in EPS to $0.87 in Second Quarter

Heinz’s Top 15 Brands Grew 8.5% on an Organic Basis

Second-Quarter Highlights

  Total sales growth of 3.5%, driven by organic growth of 5.8%*
  Organic sales of Heinz’s Top 15 brands grew 8.5%*
  Net income rose 21.9% to $277 million
  Operating free cash flow (cash flow from operations less capital expenditures net of proceeds from disposal of PP&E), increased 9% to $145 million
  Heinz reaffirms FY09 EPS guidance of $2.87 to $2.91, a growth rate of 9% to 11%

PITTSBURGH--(BUSINESS WIRE)--November 21, 2008--H. J. Heinz Company (NYSE:HNZ) today announced strong second-quarter earnings of $0.87 per share, a 22.5% increase from a year ago, reflecting higher sales and the benefit of the Company’s strategic decision to hedge translation exposures on key currency exchange rates for the quarter and for the remainder of the Fiscal Year. Heinz benefited from 5.8% organic sales growth, led by the Company’s Top 15 brands, which posted organic sales growth of 8.5%. Heinz reported second-quarter revenue of $2.61 billion, a 3.5% increase, led by higher sales of North American Consumer Products. Net income grew 21.9% to $277 million.

Heinz Chairman, President, and CEO, William R. Johnson said, “I am pleased with the Company’s second-quarter results particularly given the difficult economic environment. The Company drove strong organic sales growth with many of our leading brands pricing to mitigate substantially higher commodity costs.”

*Reconciliation of non-GAAP sales and cash flow numbers are set forth in the attached financial tables. Organic sales is defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures.

All segments generated year-over-year organic sales growth for the quarter, except U.S. Foodservice. The organic growth was led by a 34% increase in the Rest of World segment, 11% growth in North American Consumer Products, 4% growth in Europe and a 2% organic increase in Asia/Pacific despite the timing impact of the Ramadan holiday. Emerging markets posted organic sales growth of 11.5%. Overall, net pricing in the quarter, which ended on October 29, improved by 7.1%, and acquisitions net of divestitures increased sales by 1%. Sales were partially offset by a 1.3% decline in volume and a 3.3% negative impact from changes in foreign exchange rates.

For the quarter, market prices for the Heinz commodity basket increased almost 15%, led by increased costs for packaging, potatoes, tomatoes, edible oils and meats. Commodity inflation and unfavorable foreign exchange rates, including the impact of the Euro/Pound cross rate on European product costs, were only partially offset by net price gains, procurement savings and other productivity initiatives, resulting in a gross margin decline of 170 basis points. Due to effective forward purchasing, the net impact of commodity cost increases was limited to 10%. While some commodity prices have begun to decline since crude oil hit its all-time high closing price of $146 on July 11, 2008, there is a time lag in recognizing potential cost reductions due to the mix of commodities, dynamics in the commodity supply market, duration of forward supply contracts and movement through the Heinz value chain.

Net profit before tax increased 20.6% reflecting lower net interest costs and a $92 million pre-tax currency benefit from the Company’s decision to establish translation hedges on key currencies. The currency gains resulted primarily from forward contracts that were put in place to help mitigate the unfavorable impact of translation associated with key foreign currencies for all of FY2009. $23 million of the currency gains relate to contracts that covered second-quarter earnings, and $69 million relates to the balance of FY2009.

SG&A increased by 5% in the quarter, largely reflecting higher fuel costs and strategic investments in global task forces and R&D. Heinz reported operating income for the quarter of $386 million versus $421 million in the year-earlier period. The decline reflects the recent dramatic change in foreign currency translation rates, the Euro/Pound cross rate impact on cost of goods sold in the UK, investments in global task forces, and the continuation of high commodity costs.

The tax rate for the quarter was 29.0% versus 29.8% in Q2 last year reflecting tax planning initiatives and one-time settlement benefits. Net income increased 21.9% and operating free cash flow (cash flow from operations less capital expenditures net of proceeds from disposal of PP&E), was $145 million, up 9%.

Heinz reaffirms its FY2009 guidance for organic sales and for EPS. The Company anticipates that it will deliver full-year organic sales growth of at least 6% and EPS in the target range of $2.87 to $2.91 for the Fiscal Year, which ends April 29, 2009.

“Our first-half results demonstrate that the Company’s growth strategy is working. Heinz will accelerate its focus on boosting productivity and margins in light of the current economic climate. We will also shift investments in marketing and R&D toward value-oriented innovation, which is more important than ever to consumers. As we look beyond FY2009, we remain confident in our business fundamentals, but in light of the volatile economic conditions, we will closely watch currency and commodity movements before we advise investors of our financial outlook for FY2010,” Johnson said.

SECOND-QUARTER PRODUCT / MARKETING HIGHLIGHTS

  Global: Organic sales for Ketchup grew 12% driven by new packaging formats in Europe and pricing globally.
  Heinz® Ketchup achieved record market shares in Spain, Sweden, Austria, Switzerland and Denmark during the quarter.
  United States: The introduction of Ore-Ida® Steam n’ Mash™ potatoes -- one of the Company’s most successful new product launches in recent years, combined with the timing of price increases, propelled double-digit sales growth for the Ore-Ida brand. Consumers embraced this easy-to-prepare comfort food that delivers great homemade taste, convenience and value. T.G.I. Friday's® frozen meal sales also posted strong growth reflecting the launch of new T.G.I. Friday's Complete Skillet Meals.
  Canada: Smart Ones products volume grew 49% in the quarter, driven by product innovation, in-store demonstrations and Weight Watchers member communication. Smart Ones has solidified its position as the number-two brand in the nutritional entrees category.
  UK: Heinz® soups strengthened their position as the market leader with a 52-week volume share of more than 63%, driven by sales of Heinz Classics and new products including Farmers Market and Taste of Home soups.
  Australia: Heinz launched an integrated media campaign to drive sales of baked beans, which rose 21% in October 2008.
  India: Sales of Complan®, the Company’s fast-growing nutritional beverage brand, grew 18% on an organic basis as distribution expanded nationally on the range’s newest flavor, Saffron Almond, which has quickly become one of the most popular Complan varieties.

SECOND-QUARTER SEGMENT HIGHLIGHTS

North American Consumer Products

Sales of the North American Consumer Products segment increased 9.4%, with organic growth of 10.9%. Net prices grew 8% reflecting price increases taken across the majority of the product portfolio over the last year to help offset higher commodity costs. Volume increased 2.9%, driven largely by Ore-Ida ® frozen potatoes, Heinz® Ketchup, and frozen meals and snacks. The Ore-Ida ® growth was aided by the successful introduction of new Ore-Ida Steam n’ MashTM potatoes. Heinz® Ketchup performed well in the quarter with sales up 13%. Frozen meals and snacks were driven by increased consumption of the Bagel Bites® brand and new product introductions under the T.G.I. Friday’s® brand, including T.G.I. Friday’s Skillet Meals. Unfavorable Canadian exchange translation rates decreased sales 1.5%.

Operating income increased 7.9%, due to strong topline growth driven by pricing and volume, as well as productivity improvements, which helped to substantially offset escalating commodity and distribution costs.

Europe

Heinz Europe sales increased 1.8%, despite a 6% decrease related to unfavorable foreign exchange rates. Organic sales grew 4.4% driven by a net pricing increase of 7.2%. Increased pricing was achieved on Heinz ® Ketchup, beans and soup, and Italian Infant Nutrition, with double-digit increases in our Russian market and frozen products in the UK. Volume decreased 2.8% from a strong 9.1% increase last year as increases on Pudliszki branded products in Poland and Heinz® beans in the UK were offset by declines in frozen products, and in Russia, where the Company increased prices substantially to meet dramatic commodity cost increases. Acquisitions, net of divestitures, increased sales 3.5%, primarily due to the acquisition of the Bénédicta® sauce business in France in the second quarter of this year and the Wyko® sauce business in the Netherlands at the end of FY2008.

Operating income decreased 15.8%, primarily due to the impact of currency changes on both translation of earnings to the U.S. dollar and the unfavorable impact of the Euro/Pound cross rate on sourcing products from the Euro-zone for the UK. The benefit of higher pricing was offset by the impact of higher commodity costs.

Asia/Pacific

Heinz Asia/Pacific reported organic sales growth of 1.5% driven by a 5.2% increase in pricing. Overall, sales decreased 2.4%, reflecting a 3.9% unfavorable impact from foreign exchange rates. ABC ® products in Indonesia, convenience meals in Australia and nutritional beverages in India realized favorable pricing this quarter that helped offset increased commodity costs. Volume decreased 3.7%, reflecting the timing of the Ramadan holiday and its impact on ABC syrup sales in Indonesia and lower volume in Australia related to the timing of price increases. Volume increased at a double-digit rate in the Company's Indian business, largely driven by the Complan® brand.

Operating income decreased by 9%, primarily as a result of lower volume and the impact of foreign currency movements on translation.

U.S. Foodservice

Sales of the U.S. Foodservice segment decreased 3.8%. Pricing increased sales 2.6%, as price increases were taken across the product portfolio. Volume decreased by 5.1%, largely reflecting reduced restaurant foot traffic and the proactive exiting of lower-margin products and customers.

Operating income decreased 24.8%, due to lower volumes and higher commodity costs. Our Foodservice business has experienced a disproportionate impact on margins from commodities while realizing price increases below the corporate average.

Rest of World

Sales for Rest of World increased 30%, with organic sales growth of 33.5%. Net pricing increased sales by 27.2%, largely due to inflation and commodity-related price increases most notably in Latin America. Volume increased 6.3% driven by increases in Latin America and the Middle East. Foreign exchange translation rates decreased sales 3.5%.

Operating income increased 16.2%, due to strong performances in Latin America, Egypt and South Africa. Across the segment, higher volumes and increased pricing were partially offset by increased commodity costs.

Year-to-Date Highlights

Sales for the six months ended October 29, 2008, increased 8.9%, with organic sales growth of 7.9%. Net pricing increased sales by 6.2%, as price increases were taken across the Company’s portfolio to help offset increases in commodity costs. Volume increased 1.7%, due to solid growth in the North American Consumer Products segment, Continental Europe, Heinz branded products in the UK and the emerging markets, partially offset by volume declines in the U.S. Foodservice segment and frozen desserts and potatoes in the UK. Our Top 15 brands grew 10.5% organically, led by the Heinz®, Ore-Ida® and ABC® brands. Acquisitions, net of divestitures, increased sales by 0.9%. Foreign exchange translation rates increased sales slightly by 0.2%.

Net income was $506 million, compared to $432 million in the prior year, an increase of 17%, which includes a $97 million increase in currency gains, again reflecting the Company’s strategic decision to hedge translation exposures on key currencies. On a year-to-date basis, the tax rate was up 60 basis points, to 28.9% from 28.3% last year. Diluted earnings per share was $1.59 in the current year compared to $1.34 in the prior year, up 18.7%, which also benefited from a 1.9% reduction in fully diluted shares outstanding.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be Webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) can call (800) 933-5758. A listen-only broadcast for media is available on (800) 955-1760. Slides will be available for this call on www.heinz.com. The conference call will be hosted by William R. Johnson, Chairman, President and CEO.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and interest rate fluctuations,
  changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow in international markets, economic or political instability in those markets, particularly in Venezuela, and the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in "Risk Factors" and "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 30, 2008.

The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H. J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, Boston Market® meals, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on five continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®. Information on Heinz is available at www.heinz.com.

H. J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Second Quarter Ended		Six Months Ended
	October 29, 2008	October 31, 2007	October 29, 2008	October 31, 2007
	FY2009	FY2008	FY2009	FY2008

Sales	$2,612,541	$2,523,379	$5,195,749	$4,771,664
Cost of products sold	1,691,826	1,591,577	3,340,898	3,001,462
Gross profit	920,715	931,802	1,854,851	1,770,202
Selling, general and
administrative expenses	534,366	510,806	1,076,238	982,552
Operating income	386,349	420,996	778,613	787,650
Interest income	10,843	10,482	22,271	23,363
Interest expense	83,978	97,482	158,583	188,712
Other income/(expense), net	76,583	(10,778)	68,559	(19,368)
Income before income taxes	389,797	323,218	710,860	602,933

Provision for income taxes	113,087	96,181	205,186	170,602

Net income	$276,710	$227,037	$505,674	$432,331

Income per common share - Diluted	$0.87	$0.71	$1.59	$1.34

Average common shares
outstanding - diluted	318,437	321,903	317,710	323,790

Income per common share - Basic	$0.88	$0.72	$1.62	$1.36

Average common shares
outstanding - basic	313,670	317,073	312,923	319,069

Cash dividends per share	$0.415	$0.38	$0.83	$0.76

(Totals may not add due to rounding)

H. J. Heinz Company and Subsidiaries
Segment Data

	Second Quarter Ended		Six Months Ended
	October 29, 2008	October 31, 2007	October 29, 2008	October 31, 2007
	FY2009	FY2008	FY2009	FY2008
Net external sales:
North American Consumer Products	$827,278	$756,233	$1,568,460	$1,420,905
Europe	887,946	872,446	1,806,137	1,638,463
Asia/Pacific	386,158	395,846	843,971	767,191
U.S. Foodservice	391,024	406,441	744,437	770,109
Rest of World	120,135	92,413	232,744	174,996
Consolidated Totals	$2,612,541	$2,523,379	$5,195,749	$4,771,664

Operating income (loss):
North American Consumer Products	$191,503	$177,471	$359,611	$329,881
Europe	134,768	159,987	291,508	298,382
Asia/Pacific	50,707	55,755	117,226	107,006
U.S. Foodservice	38,742	51,494	63,682	95,043
Rest of World	14,889	12,809	27,539	22,960
Non-Operating	(44,260)	(36,520)	(80,953)	(65,622)
Consolidated Totals	$386,349	$420,996	$778,613	$787,650

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,077,067	$999,421	$2,175,652	$1,971,263
Meals and Snacks	1,174,278	1,147,943	2,232,441	2,092,765
Infant/Nutrition	267,972	268,875	577,438	507,825
Other	93,224	107,140	210,218	199,811
Total	$2,612,541	$2,523,379	$5,195,749	$4,771,664

H. J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated November 21, 2008:

Operating Free Cash Flow Calculation	Second Quarter Ended				Six Months Ended
(amounts in thousands)	October 29, 2008		October 31, 2007		October 29, 2008		October 31, 2007
	FY 2009		FY 2008		FY 2009		FY 2008
Cash provided by operating activities	$227,502		$207,018		$213,567		$216,134
Capital expenditures	(82,584)		(74,097)		(124,218)		(132,309)
Proceeds from disposals of property, plant and equipment	447		559		1,136		783
Operating Free Cash Flow	$145,365		$133,480		$90,485		$84,608

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Second Quarter ended October 29, 2008
											Total Net
					Organic		Foreign		Acquisitions/		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Exchange	+	Divestitures	=	Change
Segment:
North American Consumer Products	2.9%		8.0%		10.9%		(1.5%)		0.0%		9.4%
Europe	(2.8%)		7.2%		4.4%		(6.0%)		3.5%		1.8%
Asia/Pacific	(3.7%)		5.2%		1.5%		(3.9%)		(0.1%)		(2.4%)
U.S. Foodservice	(5.1%)		2.6%		(2.5%)		0.0%		(1.3%)		(3.8%)
Rest of World	6.3%		27.2%		33.5%		(3.5%)		0.0%		30.0%
Consolidated Totals	(1.3%)		7.1%		5.8%		(3.3%)		1.0%		3.5%

	Six Months ended October 29, 2008
											Total Net
					Organic		Foreign		Acquisitions/		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Exchange	+	Divestitures	=	Change
Segment:
North American Consumer Products	3.7%		6.9%		10.6%		(0.2%)		0.0%		10.4%
Europe	1.5%		5.9%		7.4%		0.5%		2.3%		10.2%
Asia/Pacific	3.0%		5.4%		8.4%		0.8%		0.8%		10.0%
U.S. Foodservice	(4.8%)		2.1%		(2.7%)		0.0%		(0.7%)		(3.3%)
Rest of World	9.3%		26.0%		35.3%		(2.3%)		0.0%		33.0%
Consolidated Totals	1.7%		6.2%		7.9%		0.2%		0.9%		8.9%

(Totals may not add due to rounding)

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

Supplemental Non-GAAP Performance Ratios Referenced In This Release

	Organic Sales Growth	+	Foreign Exchange	=	Total Net Sales Change
Q2 Top 15 brand sales	8.5%		(3.1%)		5.4%

Q2 Emerging markets sales	11.5%		(1.0%)		10.5%

YTD Top 15 brand sales	10.5%		0.2%		10.7%

CONTACT:
H. J. Heinz Company
Media:
Ted Smyth, 412-456-5780
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048